Exhibit (6)(z)

COLLEGE RETIREMENT EQUITIES FUND
(CREF)
730 Third Avenue, New York, N.Y. 10017-3206
Telephone: [800-842-2733]

Endorsement to Your CREF Unit-Annuity Certificate

Effective Date: [Upon receipt / Attached at issue]

This endorsement is part of your certificate with CREF. It adds a provision to your certificate, as follows:

Any amounts to be applied to this certificate which originate either directly or indirectly as transfers from a TIAA Stable Value Contract or a TIAA Stable Return Contract are accepted into this certificate subject to any restrictions applicable to such amounts under the terms of the Contract from which such amounts were transferred.

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